Exhibit 10.24

AMENDMENT TO THE SAGA COMMUNICATIONS, INC.

2005 DEFERRED COMPENSATION PLAN

Saga Communications, Inc. (the "Company") had previously adopted the Saga Communications, Inc. 2005 Deferred Compensation Plan ("Plan"), effective January 1, 2005, for the benefit of certain of its key employees.

RECITALS

A.The Plan has been operated in compliance with Internal Revenue Code § 409A and all rules, regulations and other guidance promulgated thereunder (collectively, Code § 409A).
B.The Company has deemed it necessary and desirable to amend the Plan in accordance with transitional rules announced in Internal Revenue Notice 2006-79, Internal Revenue Notice 2007-78 and Internal Revenue Notice 2007-86, and continue its compliance with Code § 409A.
C.The amendment of the Plan shall be effective January 1, 2009. Any election made on or prior. to January 1, 2008 shall remain in effect unless modified pursuant to Section 4 of the amendment. Deferral elections for the calendar year commencing January 1, 2009 shall be made in accordance with the Plan, as amended by the amendment.
D.Pursuant to Section 1-I of the Plan, the Company agrees that the Plan shall be amended as follows.

AGREEMENT

1.Section C of the Plan is amended to read in its entirety as follows:

"C.Accounts. Any compensation or bonus deferred pursuant to this Section shall be recorded by the Company in a deferred compensation account ("Account") maintained in the name of the Participant, which Account shall be credited on each date for payment of compensation or bonus, in accordance with the Company's normal practices with a dollar amount equal to (a) the total amount of compensation or bonus deferred during a calendar year under the Plan, divided by (b) the total number of such dates for payment occurring during the calendar year. The Company shall also credit interest and appreciation or depreciation of the investment option elected for an Account annually (apportioning such interest and appreciation or depreciation among related subaccounts, if any) until final distribution of the Account pursuant to Section E of the Plan. The Company shall furnish each Participant with an annual statement of his or her Account."

2.Section E of the Plan is amended to read in its entirety as follows:

"E.Distribution_

1.	Upon a Separation from Service with the Company, the Participant will be entitled to receive all amounts credited to the Participant's Account in one lump sum.
2.	Upon the Participant becoming entitled to long term disability status under the Company's long term disability plan, provided that the definition of disability under the long term disability plan is consistent with the definition of disability under Code § 409A, the Participant will be entitled to receive all amounts credited to the Participant's Account in one lump sum.
3.	Upon the Participant's death, the Participant's designated beneficiary or beneficiaries will be entitled to receive all amounts credited to the Account of the Participant in a lump sum. A Participant may revoke the designation of a death beneficiary by delivering a new Beneficiary Designation to the Plan Administrator, in which case the designation of a new beneficiary shall be effective immediately. In addition, if the Company has purchased a life insurance policy on the life of a Participant, the benefit payable to such Participant's beneficiaries shall equal the value of Participant's Account on his or her date of death multiplied by one and one-half (1.5) but the incremental increase to such Account shall not exceed $150,000.
4.	Upon a Change of Control of the Company, as hereafter defined, each Participant shall be distributed all amounts credited to the Account of the Participant in a lump sum- A "Change of Control" will have occurred for purposes of the Plan if there is a "change in effective control" or a "change in ownership of a substantial portion of the assets" with respect to the Company. A "change in effective control" occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons), ownership of stock of the Company possessing 35 percent or more of the total voting power of the stock of the Company, or if a majority of members of the Company's Board of. Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company's Board of Directors prior to the date of such appointment or election. A "change in ownership of a substantial portion of the assets" occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons), assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions and without regard to any liabilities associated with such assets. The provisions of this definition shall be applied in conformity with the provisions of regulations promulgated from time to time by the Internal Revenue Service under § 409A of the Code,

5.	Distributions from the Plan shall be made on the first day of the month coincident with or next following the occurrence of an event described in this Section 1✓_ In the event that the Participant, at any time during the 12-month period ending on December 31 of each calendar year, is a "key employee" of the Company, as that term is defined in Code § 416(i) (but without regard to paragraph (5) thereof), a distribution on account of Separation from Service may not be made before the date which is 6 months after the Separation from Service or if earlier, upon the death of the Participant.
6.	For purposes of this Section E, "Separation from Service" shall have the same meaning given to that term under Treas. Reg. § 1.409A-1(h) and shall be determined in the same manner."
3.Section F of the Plan is amended to read in its entirety as follows;

"F.Election To Defer Compensation. The Enrollment Agreement by which a Participant elects to defer compensation and bonus shall be in writing, signed by the Participant, and delivered to the Company prior to January 1 of the calendar year in which the compensation or bonus to be deferred is earned by the Participant Each Enrollment Agreement will be effective to defer compensation or bonus earned only in the year to which the Enrollment Agreement explicitly pertains, and it will ₹hen expire_ A Participant must deliver a new Enrollment Agreement for each subsequent year in which he or she desires to defer compensation or bonus. Any deferral election made by the Participant shall be irrevocable with respect to any compensation or bonus covered by such election."

4.Transition Rule. If a Participant previously made a payment election, the Participant may change the payment election, provided that any such election change may not accelerate a distribution otherwise payable in a year other than 2008 into 2008 or defer an amount otherwise payable in 2008 into any subsequent year. Any election made pursuant to this Section 4 shall only be effective if made on or before December 31, 2008.
5.The Plan, as amended, is reaffirmed in all respects.

[Signature Page Follows]

This Amendment is signed on November 7, 2008

Company: Saga Communications, Inc.

By: /s/ Marcia Lobaito

Its: Senior Vice President